Exhibit 4.9
5 April 2011
Metal Storm Limited
Andrew Doyle
Subscription
Agreement

Contents

1 Interpretation	1

1.1 Definitions	1
1.2 Construction	2
1.3 Headings	3

2 Condition	3

2.1 Obligations under this document are conditional	3
2.2 Obligations of parties in relation to Condition	4
2.3 Notice	4
2.4 Waiver	4

3 Subscription	4

3.1 Subscription Notices	4
3.2 Subscription Process	4

4 Events of default	5

5 Termination	5

5.1 Right of termination	5
5.2 Effect of termination	6

6 Notices	6

6.1 General	6
6.2 How to give a communication	6
6.3 Particulars for delivery of notices	6
6.4 Communications by post	6
6.5 Communications by fax	7
6.6 After hours communications	7
6.7 Process service	7

7 General	7

7.1 Legal costs	7
7.2 Amendment	7
7.3 Waiver and exercise of rights	7
7.4 Rights cumulative	7
7.5 Consents	8
7.6 Further steps	8
7.7 Governing law and jurisdiction	8
7.8 Assignment	8
7.9 Liability	8
7.10 Counterparts	8
7.11 Entire understanding	8
7.12 Relationship of parties	8

Schedule 1 — Option terms	9

Schedule 2 — Subscription Form	12

Date

Parties

Metal Storm Limited ACN 064 270 006 of 29 Sudbury Street, Darra, Queensland 4076 (Company)

Andrew Doyle of 329 River Valley Road, #12-02 Yong An Park, 238361 Singapore (Investor)

Background

A	The Company has agreed to issue the Subscription Securities to the Investor and the Investor has agreed to subscribe for the Subscription Securities on the terms of this document.

Agreed terms

1	Interpretation

1.1	Definitions

In this document:

ASX means ASX Limited or the securities market operated by it, as the context requires.

Business Day means a day which is not a Saturday, Sunday or bank or public holiday in Brisbane.

Condition means the condition set out in clause 2.1.

Corporations Act means the Corporations Act 2001 (Cth).

Expiry Date means 20 May 2011.

Initial Subscription Notice means the first Subscription Notice provided by the Company to the Investor under which the Subscription Amount must be at least $50,000 but not more than the Total Subscription Amount.

Listing Rules means the listing rules of ASX.

Options means options to subscribe for Shares upon exercise and payment of the exercise price of $0.015 per option, the terms of which are set out in schedule 1.

Additional Subscription Shares means 26,666,667 Shares.

Share means a fully paid ordinary share in the capital of the Company.

Shareholder Approval means the approval of holders of Shares in general meeting for the issue of the maximum number of Subscription Options that can be issued under this document for the purposes of Listing Rule 7.1.

Subscription Amount means the amount notified by a party to the other party in a Subscription Notice.

Subscription Date means, in respect of a Subscription Notice, the issue date of the Subscription Shares specified in that Subscription Notice.

Subscription Form means the subscription form contained in schedule 2.

Subscription Notice means a notice provided by a party to the other party setting out the Subscription Amount and the Subscription Date in respect of a proposed issue of Subscription Securities.

Subscription Options means, in respect of a Subscription Notice, the number of Options that may be issued for the Subscription Amount, calculated on the basis of three Options for every Subscription Share issued.

Subscription Securities means, in respect of a Subscription Notice:
(a)	the Subscription Shares; and

(b)	either:
(i)	the Subscription Options; or

(ii)	the Additional Subscription Shares.
Subscription Shares means, in respect of a Subscription Notice, the number of Shares to be issued for the Subscription Amount on the Subscription Date, calculated at an issue price of $0.01 per Share.

Subsequent Subscription Notice means a Subscription Notice provided by the Company to the Investor after the Initial Subscription Notice.

Total Subscription Amount means $400,000, unless otherwise agreed between the parties.

1.2	Construction

Unless expressed to the contrary, in this document:
(a)	words in the singular include the plural and vice versa;

(b)	any gender includes the other genders;

(c)	if a word or phrase is defined its other grammatical forms have corresponding meanings;

(d)	“includes” means includes without limitation;

(e)	no rule of construction will apply to a clause to the disadvantage of a party merely because that party put forward the clause or would otherwise benefit from it;

(f)	a reference to:
(i)	a person includes a partnership, joint venture, unincorporated association, corporation and a government or statutory body or authority;

(ii)	a person includes the person’s legal personal representatives, successors, assigns and persons substituted by novation;

(iii)	any legislation includes subordinate legislation under it and includes that legislation and subordinate legislation as modified or replaced;

(iv)	an obligation includes a warranty or representation and a reference to a failure to comply with an obligation includes a breach of warranty or representation;

(v)	a right includes a benefit, remedy, discretion or power;

(vi)	time is to local time in Brisbane;

(vii)	“$” or “dollars” is a reference to Australian currency;

(viii)	this or any other document includes the document as novated, varied or replaced and despite any change in the identity of the parties;

(ix)	writing includes:
(A)	any mode of representing or reproducing words in tangible and permanently visible form, and includes fax transmissions; and

(B)	words created or stored in any electronic medium and retrievable in perceivable form;
(x)	this document includes all schedules and annexures to it; and

(xi)	a clause, schedule or annexure is a reference to a clause, schedule or annexure, as the case may be, of this document;
(g)	if the date on or by which any act must be done under this document is not a Business Day, the act must be done on or by the next Business Day; and

(h)	where time is to be calculated by reference to a day or event, that day or the day of that event is excluded.
1.3	Headings

Headings do not affect the interpretation of this document.

2	Condition

2.1	Obligations under this document are conditional

The obligations of the parties in clause 3.2(c) are conditional upon Shareholder Approval being obtained.

2.2	Obligations of parties in relation to Condition

The Company must use its best endeavours to ensure that the Condition is satisfied by convening a general meeting to seek the Shareholder Approval as soon as is reasonably practicable after the date of this document.

2.3	Notice

The Company agrees to notify the Investor as soon as they become aware that the Condition has been satisfied, or has, or is likely to become, incapable of being satisfied.

2.4	Waiver

The Condition is for the benefit of the Company only and may be waived by the Company at any time giving notice in writing to the Investor.

3	Subscription

3.1	Subscription Notices
(a)	The Company must provide the Investor with an Initial Subscription Notice within two Business Days of the date of this document.

(b)	If the Initial Subscription Notice is not for the Total Subscription Amount, the Company must provide the Investor with one or more Subsequent Subscription Notices before the Expiry Date so that the aggregate of all Subscription Amounts equals the Total Subscription Amount.
3.2 Subscription Process
(a)	If the Company provides the Investor with a Subscription Notice under clauses 3.1(a) or 3.1(b) then, on or before the Subscription Date, the Investor must deliver to the Company:
(i)	a duly completed and executed Subscription Form; and

(ii)	the Subscription Amount.
(b)	On the Subscription Date and following the receipt of the:
(i)	Subscription Form; and

(ii)	Subscription Amount,
in respect of that Subscription Notice, the Company must issue the relevant Subscription Securities to the Investor.

(c)	If the Shareholder Approval is obtained, the Company must issue the Subscription Options to the Investor within 5 Business Days of the date of the general meeting.

(d)	If the Shareholder Approval is not obtained, the Company in its sole and absolute discretion, must either:
(i)	issue the Subscription Options to the Investor within 5 Business Days of the date of the general meeting convened under clause (c); or

(ii)	issue the Additional Subscription Shares to the Investor within 5 Business Days of the date of the general meeting convened under clause (c).
(e)	Following the issue of Subscription Securities, the Company must:
(i)	issue a notice in accordance with sections 708A(5) and (6) of the Corporations Act to ASX in respect of the Subscription Shares and/ or Additional Subscription Shares (if any);

(ii)	apply to ASX for quotation of the relevant Subscription Shares and/ or Additional Subscription Shares (if any); and

(iii)	despatch holding statements in respect of the relevant Subscription Securities.
4	Events of default

The Investor is not obliged, and the Company must not without the consent of the Investor require the Investor, to subscribe for Subscription Securities in accordance with a Subscription Notice if any of the following events has occurred before the Subscription Date specified in that Subscription Notice:
(a)	a resolution for the Company’s winding up has been passed or a meeting of members or creditors has been convened for that purpose;

(b)	a winding up application has been made to a court, and an event has occurred which would entitle any person to apply to a court to wind up the Company in insolvency;

(c)	a receiver or other controller (as that expression in defined in the Corporations Act) has been appointed to the Company or any of their material assets; or

(d)	the Company becomes an externally administered body corporate (as that expression is defined in the Corporations Act).
5	Termination

5.1	Right of termination

Either party may terminate this document by written notice to the other party at any time if the other party:
(a)	fails to comply with any material term of this document that is capable of remedy and following notice from first party fails to remedy the non-compliance by two Business Days after such notice; or

(b)	fails to comply with any material term of this document and the non-compliance is incapable of remedy.

5.2	Effect of termination

If this document is terminated:
(a)	the parties are released from their obligations to further perform this document, other than clause 7; and

(b)	each party retains the rights it has against any other party in respect of any past breach.
6	Notices

6.1	General

A notice, demand, certification, process or other communication relating to this document must be in writing in English and may be given by an agent of the sender.

6.2	How to give a communication

In addition to any other lawful means, a communication may be given by being:
(a)	personally delivered;

(b)	left at the party’s current address for notices;

(c)	sent to the party’s current address for notices by pre-paid ordinary mail or, if the address is outside Australia, by pre-paid airmail;

(d)	sent by fax to the party’s current fax number for notices; or

(e)	emailed to the email address last notified by the addressee.
6.3	Particulars for delivery of notices
(a)	The particulars for delivery of notices are initially:

Company

Address:	29 Sudbury Street, Darra, Queensland 4076

Fax:	+61 7 3147 8610

Attention:	Managing Director

Email:	Ifinniear@metalstorm.com

Investor

Address:	329 River Valley Road, #12-02 Yong An Park, 238361 Singapore

Fax:	+65 6836 2986

Attention:	Andrew Doyle

Email:	andrewdoyle@andrewdoyle.com
(b)	Each party may change its particulars for delivery of notices by notice to each other party.
6.4	Communications by post

Subject to clause 6.6, a communication is given if posted:

(a)	within Australia to an Australian address, three Business Days after posting; or

(b)	in any other case, ten Business Days after posting.
6.5	Communications by fax

Subject to clause 6.6, a communication is given if sent by fax, when the sender’s fax machine produces a report that the fax was sent in full to the addressee. That report is conclusive evidence that the addressee received the fax in full at the time indicated on that report.

6.6	After hours communications

If a communication is given:
(a)	after 5.00 pm in the place of receipt; or

(b)	on a day which is a Saturday, Sunday or bank or public holiday in the place of receipt, it is taken as having been given at 9.00 am on the next day which is not a Saturday, Sunday or bank or public holiday in that place.

6.7	Process service

Any process or other document relating to litigation, administrative or arbitral proceedings relating to this document may be served by any method contemplated by this clause 6 or in accordance with any applicable law.

7	General

7.1	Legal costs

Except as expressly stated otherwise in this document, each party must pay its own legal and other costs and expenses of negotiating, preparing, executing and performing its obligations under this document.

7.2	Amendment

This document may only be varied or replaced by a document executed by the parties.

7.3	Waiver and exercise of rights
(a)	A single or partial exercise or waiver by a party of a right relating to this document does not prevent any other exercise of that right or the exercise of any other right.

(b)	A party is not liable for any loss, cost or expense of any other party caused or contributed to by the waiver, exercise, attempted exercise, failure to exercise or delay in the exercise of a right.
7.4	Rights cumulative

Except as expressly stated otherwise in this document, the rights of a party under this document are cumulative and are in addition to any other rights of that party.

7.5	Consents

Except as expressly stated otherwise in this document, a party may conditionally or unconditionally give or withhold any consent to be given under this document and is not obliged to give its reasons for doing so.

7.6	Further steps

Each party must promptly do whatever any other party reasonably requires of it to give effect to this document and to perform its obligations under it.

7.7	Governing law and jurisdiction
(a)	This document is governed by and is to be construed in accordance with the laws applicable in Queensland.

(b)	Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts exercising jurisdiction in Queensland and any courts which have jurisdiction to hear appeals from any of those courts and waives any right to object to any proceedings being brought in those courts.
7.8	Assignment
(a)	A party must not assign or deal with any right under this document without the prior written consent of the other parties.

(b)	Any purported dealing in breach of this clause is of no effect.
7.9	Liability

An obligation of two or more persons binds them separately and together.

7.10	Counterparts

This document may consist of a number of counterparts and, if so, the counterparts taken together constitute one document.

7.11	Entire understanding
(a)	This document contains the entire understanding between the parties as to the subject matter of this document.

(b)	All previous negotiations, understandings, representations, warranties, memoranda or commitments concerning the subject matter of this document are merged in and superseded by this document and are of no effect. No party is liable to any other party in respect of those matters.

(c)	No oral explanation or information provided by any party to another:
(i)	affects the meaning or interpretation of this document; or

(ii)	constitutes any collateral agreement, warranty or understanding between any of the parties.
7.12	Relationship of parties

This document is not intended to create a partnership, joint venture or agency relationship between the parties.

Schedule 1
Option terms
(a)	Each option entitles the holder to subscribe for one fully paid ordinary share in the capital of the Company (Share) upon exercise of the option and payment of the Exercise Price (defined below).

(b)	Each option is exercisable at $0.015 (Exercise Price), payable in full on exercise of the option.

(c)	The options expire at 5.00 pm Australian Eastern Standard Time on 13 September 2013 (Expiry Date).

(d)	The Company must give the holder of each option a certificate or holding statement stating:
(i)	the number of options issued to each holder;

(ii)	the Exercise Price of the options; and

(iii)	the date of issue of the options.
(e)	Holders may exercise options at any time up to the Expiry Date. Any option not exercised, automatically expires on the Expiry Date.

(f)	Options may only be exercised by the delivery to the registered office of the Company or the share registry of a notice in writing stating the intention of the holder to:
(i)	exercise all or a specified number of options; and

(ii)	pay the Exercise Price in full for the exercise of each such option.
(g)	The exercise notice must be accompanied by the certificate or holding statement for the options being exercised and a cheque made payable to the Company for the Exercise Price for the options being exercised.

(h)	The options will be deemed to have been exercised on the date the exercise notice is received by the Company or the share registry.

(i)	The Company will allot the Shares to which a holder is entitled following exercise of options and deliver a holding statement with respect to such Shares within the timeframe required by the ASX Listing Rules.

(j)	The exercise of only some options will not affect the rights of the holder to the balance of the options held by them.

(k)	If the holder of the options exercises less than the total number of options registered in the holder’s name:
(i)	the holder of the options must surrender its option certificate, if one has been issued by the Company; and

(ii)	the Company must cancel the certificate and issue the holder of the options a new certificate or holding statement stating the remaining number of options held by the holder and stating the information set out in item (d) above.
(l)	Options will not confer an entitlement to receive dividends declared and paid by the Company, nor an entitlement to vote at general meetings of the Company unless the holder of the options has exercised its options before the record date for determining these entitlements and participates as a result of holding Shares.

(m)	All Shares issued on exercise of a option will:
(i)	rank equally in all respects (including, without limitation, rights relating to dividends) with other issued Shares;

(ii)	be issued credited as fully paid;

(iii)	be duly authorised and issued by all necessary corporate action; and

(iv)	be allotted and issued free from all liens, charges and encumbrances whether known about or not including statutory and other pre-emption rights and any transfer restrictions.
(n)	The Company will apply to ASX Limited for official quotation of the Shares issued upon exercise of options within the time period required by the ASX Listing Rules.

(o)	The options may be transferred at any time in accordance with the Corporations Act 2001 (Cth) and the ASX Listing Rules.

(p)	A holder of options does not have the right to participate in bonus issues or new issues of securities offered to Shareholders until Shares are allotted to the holder pursuant to the exercise of the relevant options.

(q)	In the event of a reorganisation (including, without limitation, consolidation, sub-division, reduction or return) of the capital of the Company, the rights of the holders of options (including, without limitation, the number of options to which the option holder is entitled to and the exercise price) will be changed (as appropriate) in accordance with the ASX Listing Rules applying to a reorganisation of capital at the time of the reorganisation.

(r)	If the Company makes a pro rata issue (other than a bonus issue) to existing Shareholders and no Share has been issued in respect of the options before the record date for determining entitlements to the issue, the Exercise Price of each option will be reduced in the manner permitted by the ASX Listing Rules applying at the time of the pro rata issue.

(s)	If the Company makes a bonus issue to existing Shareholders and no Share has been issued in respect of a option before the record date for determining entitlements to the issue, then the number of Shares over which that option is exercisable will be increased in the manner permitted by the ASX Listing Rules applying at the time of the bonus issue.

(t)	The Company is entitled to treat the registered holder of a option as the absolute holder of that option and is not bound to recognise any equitable or other claim to, or interest in, that option on the part of any person other than the registered holder, except as ordered by a court of competent jurisdiction or as required by statute.
(u)	If the Company is obliged to make a payment in respect of withholding tax in relation to the options, the Company must:
(i)	promptly pay any amount deducted to the appropriate governmental taxation authority;

(ii)	if requested by the option holder, within 30 days after that request, give to that option holder a copy of the relevant documentation evidencing the payment; and

(iii)	issue the option holder the net number of options after making the payment.

Schedule 2
Subscription Form
The Directors
Metal Storm Limited
29 Sudbury Street
DARRA, QLD 4076
Directors
Andrew Doyle (Investor) applies for [insert] fully paid ordinary shares (Shares) in Metal Storm Limited (Company) (Subscription Shares) at an issue price of $0.01 per Share. The Investor acknowledges that for every Subscription Share issued to him, he will also be issued at the Company’s discretion, and for no additional consideration either:
(a)	three options for every Subscription Share issued to the Investor on the terms set out in the schedule of the Subscription Agreement dated 6 April 2011 (Subscription Agreement); or

(b)	additional Shares (Additional Shares).
The Investor also acknowledges that:
(a)	The Company intends to seek Shareholder approval for the issue of the Subscription Options;

(b)	The Subscription Options or Additional Shares will not be issued until after all Subscription Notices have been given under the Subscription Agreement and after a general meeting has been convened to consider approval of the Subscription Options.

The Investor agrees:
(a)	that he will accept the Subscription Shares, Subscription Options or Additional Subscription Shares (as applicable) upon issue and allotment;

(b)	to his name being entered in the Company’s:
(i)	register of members in respect of the Subscription Shares and Additional Subscription Shares (if any); and

(ii)	register of options in respect of the Subscription Options (if any); and
(c)	to be bound by the constitution of the Company in respect of the Subscription Shares and the Additional Subscription Shares (if any) or Subscription Options.
Date:           8 April           2011.

Signed by Andrew Doyle in the	)
presence of:	) /s/ Andrew Doyle

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Witness
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